                                                                    EXHIBIT 99.1


DYNEGY REPORTS SECOND QUARTER EARNINGS OF $0.17 PER SHARE; LED BY STRONG POWER PERFORMANCE AND LIQUIDS RECOVERY

 HOUSTON, July 27 /PRNewswire/ -- Dynegy Inc. (NYSE: DYN) today reported a
19% increase in second quarter 1999 net income to $28.0 million, or $0.17 per diluted share, compared to second quarter 1998 net income of $23.4 million, or $0.14 per diluted share.

 The 1999 second quarter results were led by strong performance from Dynegy's wholesale gas and power segment, representing 73 percent of the company's earnings before interest and taxes (EBIT).

 "We are pleased with our second quarter results which demonstrate solid earnings even during this off-peak quarter," said Chuck Watson, Dynegy chairman and chief executive officer. "We continue to see strong financial results from the determined execution of our strategic plan, which is focused primarily on maximizing the value of our power generation assets through our marketing and trading capabilities," added Watson. "Dynegy's liquids segment experienced a recovery resulting from improved crude oil and natural gas liquids prices, supplemented by targeted cost reductions and revenue enhancements. These improvements resulted despite the fact that industry volumes have not yet returned to historic levels of production, due to reduced drilling, delayed maintenance and normal field depletion.

 "The company's previously announced merger with Illinova Corp. (NYSE: ILN) continues to gain momentum," said Watson. "During the quarter, Illinova announced that it had entered into a definitive agreement to sell its Clinton nuclear generating unit to AmerGen Energy Co., which is a first step towards satisfying an important condition of closing the merger transaction.

 "Illinova also obtained unanimous approval by the Illinois Commerce Commission to effect the spin out of its fossil generation assets from its regulated Illinois Power subsidiary to a non-regulated affiliate," added Watson. "This is an important step to achieving the synergies expected to come from the combined companies.

 "The merger represents a transformational event for Illinova and an acceleration of Dynegy's drive to own or control strategic power generation assets across the country," said Watson. "This merger will allow both companies to compete more effectively in the deregulation of the $300 billion natural gas and electric markets. The transaction is expected to close in the first quarter 2000."

 Wholesale Gas and Power Segment

 Dynegy's wholesale gas and power segment is composed of worldwide power and natural gas marketing and trading, and power generation. This segment is focused on energy convergence, or the marketing, trading and arbitrage opportunities that exist among natural gas, power and coal, which can be enhanced by the control and optimization of related physical assets.

 Operating margin and equity earnings from unconsolidated affiliates for the energy convergence segment were $80.7 million in the second quarter 1999, which matched 1998's second quarter of $79.9 million which benefited substantially from the increased power prices in the Midwest last summer.

 Power marketing and generation earnings, including operating margin and equity earnings from Dynegy's joint venture power projects, increased
28 percent to $56.8 million during the 1999 second quarter, from $44.3 million in 1998. These results were achieved primarily as a result of new long-term marketing arrangements and improved results from Dynegy's owned and controlled generation capacity.

 Natural gas marketing reported operating margin and equity earnings from joint ventures and alliance investments of $23.9 million for the second quarter compared to $35.6 million in 1998. The decrease is primarily the result of a loss from Dynegy's European operations attributable to weak market conditions at quarter end. These conditions are expected to recover later in the year. Global natural gas volumes increased 12 percent during the quarter to 9.2 billion cubic feet per day (Bcf/d), from 8.2 Bcf/d in the second quarter 1998, with increased sales to Dynegy's retail alliances and power generation facilities. Costs associated with the start up of retail alliances negatively impacted the current quarter by $2.4 million compared with $600,000 last year, due primarily to the expansion of marketing activities in the Southeast region of the U.S. through Dynegy's SouthStar alliance. EBIT from the wholesale gas and power segment for the quarter was $46.4 million, compared to EBIT of $49.1 million in the 1998 quarter.

 Liquids Segment

 The liquids segment is composed of Dynegy's North American midstream liquids operations, global natural gas liquids transportation and marketing operations located throughout North America and the U.K., and North American crude oil marketing operations.

 Operating margin and equity earnings from joint ventures increased
35 percent to $58.3 million in the 1999 second quarter from $43.1 million in the 1998 quarter. The earnings recovery resulted from improved processing margins, stronger international demand, additional fractionation volumes and further realization of targeted cost savings and revenue enhancements. Total processing volumes were 120 thousand barrels per day (MBbls/d) in the second quarter 1999, compared to 117.1 MBbls/d in the 1998 quarter.

 The liquids segment reported a 113 percent increase in EBIT during the second quarter 1999 to $17.5 million, compared to $8.2 million EBIT in the second quarter 1998.

 Other Factors Affecting Earnings

 Dynegy's consolidated EBIT increased 12 percent to $63.9 million in the second quarter of 1999, compared to $57.3 million in 1998. The increase is principally a result of significantly higher earnings from the liquids segment and sustained earnings from the wholesale gas and power segment, partially offset by higher depreciation and general and administrative expenses. Depreciation increased quarter-over-quarter principally as a result of an expanded portfolio of power generation assets.

 Dynegy Inc. is one of the country's leading marketers of energy products and services. Through its leadership position in gathering, processing, transportation, independent power generation, and marketing of energy, the company provides energy solutions to its customers primarily in North America and the United Kingdom. Dynegy's primary business segments are wholesale gas and power and natural gas liquids. Dynegy Marketing and Trade, the company's power generation and natural gas and power marketing and trading subsidiary, focuses on energy convergence -- the marketing, trading and arbitrage opportunities that exist among natural gas, power and coal that can be enhanced by the control and optimization of related physical assets. Dynegy's natural gas liquids subsidiary, Dynegy Midstream Services, Limited Partnership, includes North American midstream liquids operations, global natural gas liquids transportation and marketing operations, as well as North American crude oil marketing operations.

 This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Dynegy believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include fluctuations in commodity prices for natural gas, electricity, natural gas liquids, crude oil, or coal; competitive practices in the industries in which Dynegy competes; operations and systems risks; environmental liabilities, which are not covered by indemnity or insurance; software, hardware or third-party failures resulting from Year 2000 issues; general economic and capital market conditions, including fluctuations in interest rates; and the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy industry in general, and Dynegy's operations in particular.

                                  DYNEGY INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (In Thousands, Except Per Share Data)

                                       Three Months Ended           Six Months Ended
                                            June 30,                    June 30,
                                       1999          1998          1999          1998
    Operating Revenues              $3,160,757    $3,278,214    $6,205,730    $6,593,783
    Cost of Sales                    3,035,010     3,170,299     5,959,906     6,388,879
       Operating Margin                125,747       107,915       245,824       204,904

    Depreciation                        31,750        26,984        63,038        52,516
    Severance Charge                       ---           ---           ---         9,644
    General and Administrative
     Expenses                           47,091        44,377        96,633        86,983
       Operating Income                 46,906        36,554        86,153        55,761

    Equity in Earnings of
     Unconsolidated
     Subsidiaries                       13,224        15,101        28,287        30,856
    Interest Expense                   (18,186)      (18,091)      (37,420)      (34,096)
    Minority Interest in
     Income of a Subsidiary             (4,158)       (4,158)       (8,316)       (8,316)
    Other Income and Expenses,
     Net                                 3,724         5,637        13,489         7,249
       Income Before Income
        Taxes                           41,510        35,043        82,193        51,454
    Income Tax Provision                13,534        11,602        26,146        15,674
       Net Income                   $   27,976    $   23,441    $   56,047    $   35,780

    Earnings Before Interest
     and Taxes                      $   63,854    $   57,292    $  127,929    $   93,866

    Normalized Earnings Before
     Interest and Taxes             $   63,854    $   57,292    $  119,060    $  103,510

    Basic Earnings Per Share
     of Common Stock                     $0.18         $0.15         $0.36         $0.23

    Diluted Earnings Per Share
     of Common Stock                     $0.17         $0.14         $0.34         $0.21

    Basic Shares Outstanding           153,544       152,491       153,150       152,219

    Diluted Shares
     Outstanding                       167,275       166,705       165,229       166,880


                                  DYNEGY INC.
                        WHOLESALE GAS AND POWER SEGMENT
                      EARNINGS BEFORE INTEREST AND TAXES
                     (In Thousands, Except Per Share Data)

                                                 Three Months Ended      Six Months Ended
                                                      June 30,               June 30,
                                                  1999        1998       1999        1998
Operating Margin:
  Power Marketing and Generation                 $48,979    $37,278     $ 86,411    $ 44,358
  Natural Gas Marketing (A)                       21,829     31,701       54,503      63,846

   Total Wholesale Gas and
    Power Margin                                  70,808     68,979      140,914     108,204

Equity Investments:
  Power Marketing and Generation                   7,811      6,973       16,598      14,127
  Accord Energy Limited                            4,500      4,500        9,000       9,000
  Retail Gas Marketing Investments                (2,439)      (572)      (3,088)     (1,626)
    Total Wholesale Gas and Power
     Equity Earnings                               9,872     10,901       22,510      21,501

  Subtotal                                        80,680     79,880      163,424     129,705

Depreciation                                       8,823      7,048       17,384      12,776
General and Administrative
 Expenses                                         30,386     25,126       61,925      52,432
Other Items                                        4,897      1,351       18,176       3,227
   Earnings Before Interest and
    Taxes                                        $46,368    $49,057     $102,291    $ 67,724

Normalized Earnings Before
 Interest and Taxes (B)                          $46,368    $49,057     $ 93,422    $ 70,447

Natural Gas Sales (Bcf/d):
  Domestic (C)                                       6.1        5.3          6.5         5.9
  Canadian (D)                                       2.2        2.3          2.3         2.2
  United Kingdom (E)                                 0.9        0.6          1.3         0.6
                                                     9.2        8.2         10.1         8.7

Power Marketing and Generation:
  Million Megawatt Hours Generated
   - Gross                                           4.2        3.5          7.8         6.8
  Million Megawatt Hours Generated
   - Net                                             2.7        2.3          5.1         4.4
  Million Megawatt Hours Sold                       14.7       26.6         27.8        51.5
     Total Produced and Sold                        17.4       28.9         32.9        55.9

 (A) Includes Canadian and UK gas marketing operations.
 (B) Adjusted for the segment's share of the $8.9 million pre-tax gain on the sale of an investment effective January 1, 1999, and the $9.6 million pre-tax severance charge recognized in the first quarter of 1998.
 (C) Includes immaterial amounts of inter-affiliate gas sales.
 (D) Represents volumes sold by Dynegy Inc.'s Canadian subsidiary.
 (E) Represents volumes sold by Dynegy Inc.'s United Kingdom subsidiary.


                                  DYNEGY INC.
                                LIQUIDS SEGMENT
                      EARNINGS BEFORE INTEREST AND TAXES
                     (In Thousands, Except Per Share Data)

                                        Three Months Ended      Six Months Ended
                                             June 30,              June 30,
                                         1999       1998       1999        1998
Operating Margin
 Upstream:
  Natural Gas Processing:
   Field Plants                         $24,978    $15,821   $ 40,688    $ 38,437
   Straddle Plants                        4,743      1,471      5,940       6,651
  Natural Gas Gathering
   and Transmission (A)                   1,543      2,357      2,976       6,413
 Downstream:
  Fractionation                          10,752      5,994     21,592      13,246

  Natural Gas Liquids
   Marketing                              8,455      8,966     26,611      22,684
  LPG Sales (B)                           1,496      1,561       (513)      3,794
  Crude Oil Marketing (C)                 2,972      2,766      7,616       5,475
   Total Liquids Businesses
    Margin                               54,939     38,936    104,910      96,700

Equity Investments:
  Gulf Coast Fractionators                  254        891      1,124       2,080
  West Texas Pipeline                     1,269      1,859      2,141       3,576
  Venice Energy Services                  1,275      1,163      1,569       2,926
  Other                                     554        287        943         773
    Total Liquids Businesses
     Equity Earnings                      3,352      4,200      5,777       9,355

    Subtotal                             58,291     43,136    110,687     106,055

Depreciation                             22,927     19,936     45,654      39,740
General and Administrative
 Expenses                                16,705     19,251     34,708      44,195
Other Items                              (1,173)     4,286     (4,687)      4,022
  Earnings Before Interest
   and Taxes                            $17,486    $ 8,235   $ 25,638    $ 26,142

Normalized Earnings
 Before Interest and
 Taxes (D)                              $17,486    $ 8,235   $ 25,638    $ 33,063

Natural Gas Processing (MBbls/d):
  Field Plants                             86.6       85.2       87.6        86.0
  Straddle Plants                          33.5       31.9       31.1        36.3
                                          120.1      117.1      118.7       122.3

Fractionation Volumes
 (MBbls/d)                                225.7      182.6      193.5       192.5

Natural Gas Liquids Sold
 (MBbls/d)                                418.5      378.6      440.3       405.0

LPG Sales by Global
 Operations (MBbls/d)                      74.9       48.7       76.2        54.1

Crude Oil Sold (MBbls/d)                  228.0      297.4      197.0       254.1

Natural Gas Gathering and
 Transmission (Bcf/d)                       0.2        0.4        0.2         0.4

Average Commodity Prices:
  Henry Hub Natural Gas
   (First of the Month)                 $  2.16    $  2.21   $   1.95    $   2.20
  Crude Oil - Cushing                     15.10      12.24      12.75       13.00
  Natural Gas Liquids                      0.29       0.26       0.25        0.27

 (A) Sale of Ozark Gas Transmission completed August 8, 1998.
 (B) Includes marketing activities directed from Dynegy Inc.'s office in the United Kingdom.
 (C) Includes Canadian crude oil marketing operations.
 (D) Adjusted for the segment's share of the $8.9 million pre-tax gain on the sale of an investment effective January 1, 1999, and the $9.6 million pre-tax severance charge recognized in the first quarter of 1998.

 For more information about Dynegy, please visit its web site at
HTTP://WWW.DYNEGY.COM.
---------------------